Exhibit 99.6

                        Charter and Operating Guidelines

                Compensation and Leadership Development Committee
                            The ServiceMaster Company
             (as adopted by the Board of Directors on July 19, 2002)

The Board of Directors of the Company (the "Board") has developed and approved this Charter and Operating Guidelines to set forth a clear mission of the Compensation and Leadership Development Committee (the "Committee"). Through it, the Board has sought to establish practices and policies for the Committee.

The primary functions of the Committee are to establish compensation policies for the Company; to review existing and proposed compensation programs; to establish the compensation of the Chief Executive Officer (the "CEO") and provide a report to the Board in respect thereto; and, after considering the recommendations of the CEO, to establish the compensation of the other executive officers and provide a report to the Board in respect thereto. The Committee also conducts performance and development reviews of the CEO and such other reviews of leadership development strategy, people development strategy and succession as the CEO and Committee from time to time determine. This will include regularly scheduled reviews of senior leadership, high potential individuals and the diversity of the management team. In all their actions, the Committee should also play a major role in supporting the second corporate objective--To help people develop.

The authority, responsibilities and membership of the Committee are set forth in the Bylaws of the Company. It is the intent of this Charter and Operating Guidelines to clarify the relationship of the Committee to the Board and management.


Composition

The members of the Committee are appointed as provided in the Bylaws. The Committee shall be made up of at least three members of the Board who are "outside directors" within the meaning of Internal Revenue Service regulations and "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. In addition, no former member of management can serve on the Committee. The Committee shall be chaired by the person designated as the Chairman of the Committee.


Meetings

The Committee will meet at least three times annually, or more frequently as circumstances may warrant. Generally, and as appropriate, the Committee will meet with and receive reports from the Company's Chairman and Chief Executive Officer, President and Chief Operating Officer, Vice President - Compensation and other members of management. The Committee may hold executive sessions to discuss any matters that the Committee believes should be discussed privately.



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Authority and Responsibilities

The Board delegates certain responsibilities and duties to the Committee to assist the Board in fulfilling its oversight responsibilities. The Committee shall have the authority to:

     1.   establish compensation policies for the Company;

     2. review existing and proposed compensation programs, including equity based benefit plans;

     3. establish the annual and long-term compensation of the CEO, including base compensation, annual bonus, stock options and other long-term compensation arrangements ("Compensation") and provide a report to the Board in respect thereto;

     4. after considering the recommendations of the CEO, establish the Compensation of each of the executive officers other than the CEO, and provide a report to the Board in respect thereto;

     5. recommend to the Board compensation policies and programs for the compensation of members of the Board who are not employees of the Company;

     6. conduct the performance and development review of the CEO and report to the Board for final approval;

     7. conduct such other reviews of leadership development strategy, people development strategy and succession plans as the CEO and the Committee from time to time determine;

     8. conduct regular reviews of high potential individuals, succession planning and the diversity of our management team;

     9. periodically review presentations of business unit management on their senior management team;

     10. after considering the recommendations of the CEO, recommend to the Board the appointment of corporate officers other than the CEO;

     11. adopt rules and guidelines and otherwise administer the Company's compensation programs, including, without limitation, its annual incentive bonus plan, long-term performance award plan, stock option plans, employee stock purchase plans, 401(k) plan and deferred compensation plans;

     12. prepare a report addressing applicable requirements under United States federal securities laws for inclusion in the Company's proxy statement;

     13.  determine through its Chairman the agenda of its meetings; and

     14. exercise such other authority which shall be delegated to the Committee by the Board, including pursuant to the Company's Commitment Authority Policy, or which the

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          Committee shall deem reasonably related to any authority delegated to the Committee in or pursuant to the Bylaws.

In fulfilling its oversight responsibilities, the Committee may, in the name and on behalf of the Company, retain a firm specializing in executive compensation consulting in accordance with the Company's Commitment Authority Policy.



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